Exhibit 107
Calculation of Filing Fee Table
FORM 424(b)(5)
(Form Type)
DYNEX CAPITAL, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule (1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to be Paid	(1)	Equity	9.375% Series D Fixed-Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share	Rule 457(o)			$138,000,000	$0.0001381	$19,057.80
Fees Previously Paid
		Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$138,000,000		$19,057.80
	Total Fees Previously Paid								—
	Total Fee Offsets								—
	Net Fee Due								$19,057.80

(1)This registration fee table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”) and represents deferred payment of the registration fees in connection with the Registrant’s registration statement on Form S-3ASR (File No. 333-289004) filed on July 28, 2025 (the “Registration Statement”), paid with the filing of this prospectus supplement.
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